UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 23, 2015 (February 17, 2015)

Lifetime Brands, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

0-19254	11-2682486
(Commission File Number)	(IRS Employer Identification No.)

1000 Stewart Avenue, Garden City, New York 11530

(Address of Principal Executive Offices) (Zip Code)

(Registrant’s Telephone Number, Including Area Code) 516-683-6000

(Former Name or Former Address, if Changed Since Last Report) N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On February 17, 2015, Lifetime Brands, Inc. (the “Company”) entered into an amendment among the Company, the financial institutions party thereto as Lenders, JPMorgan Chase Bank, N.A as Administrative Agent (“Amendment No. 2”) to its Second Amended and Restated Credit Agreement, dated January 13, 2014 (“Credit Agreement”).

Amendment No. 2, among other things, modified the Company’s maximum permitted Senior Leverage Ratio to provide for a more gradual reduction, beginning March 31, 2015, than was previously the case. The Company is now required to maintain a Senior Leverage Ratio not to exceed 4.25 to 1.00 for the fiscal quarter ended December 31, 2014; 4.00 to 1.00 for each fiscal quarter ending during 2015; and 3.50 to 1.00 for each fiscal quarter ending thereafter.

Amendment No. 2 also amended the definition of EBITDA to exclude non-recurring one-time cash charges incurred during 2014 in connection with a permitted acquisition and the refinancing of certain indebtedness if not completed, as well clarifying language as to exclusion from EBITDA of potential earn out payments related to certain completed acquisitions.

The foregoing description of Amendment No. 2 is qualified in its entirety by the text of Amendment No. 2, filed with this Current Report on Form 8-K as Exhibit 10.1 and is incorporated herein by reference.

Item 8.01. Other Events

On February 23, 2015, the Company issued a press release announcing it has entered into an asset purchase agreement to acquire the operating assets and to assume certain liabilities of Reed and Barton Corporation (the “Agreement”), which has filed for bankruptcy protection. The transaction is subject to a number of conditions, including completion of an auction process and bankruptcy court approval. A copy of the Company’s press release announcing the entry into the Agreement is furnished with this Current Report as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits

10.1	Amendment No. 2 to Second Amended and Restated Credit Agreement, dated as of February 17, 2015, among Lifetime Brands, Inc., as the Company, the financial institutions party thereto as Lenders, and JPMorgan Chase Bank, N.A., as Administrative Agent.

99.1	Press Release dated February 23, 2015

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lifetime Brands, Inc.

By:	/s/ Laurence Winoker
Laurence Winoker
Senior Vice President – Finance, Treasurer and Chief Financial Officer

Date: February 23, 2015